Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of August 15, 2014 (the “Effective Date”), by and between Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark J. Rosenblum (the “Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity, for the period and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.            EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such employment in the capacity of Chief Financial Officer (“CFO”) of the Company in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive agrees that be will devote his full time, attention and skills to the operation of the Business (as defined below) of the Company and that he will perform such duties, functions and responsibilities and have such authority in connection with the foregoing as are from time to time delegated to Executive by the Chief Executive Officer (the “CEO”) or by the Board of Directors of the Company (the “Board”), which duties shall include but shall not be limited to generating financial statements, bank reconciliations, schedules of assets and liabilities, and completing and, to the extent required, certifying all financial and related Securities and Exchange Commission (“SEC”) filings required to be made by the Company. Executive may manage his passive investments and engage in charitable, religious, and civic interests so long as such activities not substantially interfere with the performance of Executives duties hereunder. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of products for urological indications and related technology based products and such other business as is conducted by the Company during the Term. Executive is not bound by the terms of any agreement with any previous employer or other party which would limit his abilities to perform his duties and obligations hereunder.

2.          TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of two (2) years (the “Initial Term”), subject to earlier termination as set forth herein. Thereafter, this Agreement shall be automatically renewed for one (1) year periods, unless otherwise terminated by Executive or the Company upon written notice to the other given not less than one hundred eighty (180) days prior to the end of the then current term of the Agreement. The Initial Term and any renewals thereof shall be referred to herein as the “Term.”

3.          COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits (it being understood that the Company shall have the right to deduct or withhold from any compensation under any provision of applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term)):

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(a)          SALARY. Executive shall receive an initial annual base salary at the rate of Two Hundred and Thirty Five Thousand Dollars ($235,000) per annum (the “Base Salary”). The Base Salary shall be reviewed by the Board during the Term each year prior to the anniversary of this Agreement to determine the increase to the applicable year’s Base Salary, if any. The applicable Base Salary will be paid in equal installments not less frequently than semi-monthly in accordance with the Company’s salary payment practices in effect from time to time for senior executives of the Company. In the event that the Company completes a financing with gross proceeds of at least Fifteen Million Dollars ($15,000,000) (a “Qualified Financing”), the Executive’s Base Salary will be increased to a rate of $275,000 per annum beginning on the first payroll period following a Qualified Financing. The Base Salary shall be subject to decrease only in the event that (1) the Company determines in its sole discretion that the failure to reduce salaries would jeopardize the financial future of the Company and (2) a general reduction that reduces salaries for all other executives of the Company is implemented.

(b)          BONUSES.

(i)          At the end of each fiscal year of the Company, Executive shall receive a bonus payment (the “Bonus Payment”) with respect to the just completed fiscal year in an amount determined by the Board in its sole discretion, with a target Bonus Payment of Fifty Percent (50%) of the amount of Base Salary paid in the applicable fiscal year. The Bonus Payment if any, will be paid in the fiscal year following the fiscal year in which it was earned, in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company. Notwithstanding anything herein to the contrary, Executive must be employed by the Company on the last day of the fiscal period to which the Bonus Payment is applicable in order to be entitled to and receive the Bonus Payment.

(ii)         An Incentive Bonus Payment in an amount determined by the Board in its sole discretion, with a minimum of 50% of the Executive’s then current Base Salary (but in no event less than One Hundred Twenty Thousand Dollars ($120,000.00)), will be paid to Executive upon closing of a Qualified Financing during the Initial Term if Executive is employed by the Company on the date of the closing of such Qualified Financing.

(c)          BENEFITS.

(i)          The Company currently does not provide health insurance coverage or any other benefits to its employees but may do so in the future. In the event that such benefits are made available by the Company during the Term to executives generally, Executive shall be eligible to participate in such benefit plans and programs pursuant to their terms, subject to the terms thereof.

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(ii)         Upon the execution and delivery of this Agreement, the Board will grant to Executive as of the Effective Date an equity award (the “Equity Award”) of Fifteen Hundred (1,500) shares of Common Stock of the Company. The Equity Award will be subject to an award agreement (the “Award Agreement”) in the form attached hereto as Exhibit A to be executed by Executive and the Company as of the Effective Date (the “Grant Date”). The Award Agreement shall provide that the Equity Award shall vest as follows: (a) 50% upon the consummation of a Qualified Offering (as defined in the Award Agreement) and (b) 50% upon the one year anniversary of the consummation of the Qualified Offering; provided that all of the Equity Award which have not yet become unrestricted and vested shall become vested and unrestricted upon the consummation of a Sale of the Company (as defined in the Award Agreement), in each case subject to and conditioned on Executive’s continuous employment from the Grant Date through the applicable vesting date (without prior termination). Notwithstanding the foregoing, 100% of the Equity Award shall immediately vest if the Executive is terminated by the Company without Cause or the Executive terminates his employment with the Company for Good Reason.

(d)          EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the fullfillment of his duties hereunder, including all necessary travel, continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company’s prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company.

(g)          VACATIONS AND SICK LEAVE. Executive shall be entitled to twenty (20) business days paid vacation in each fiscal year during the Term to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive; provided, however, that if for any reason Executive does not take the full twenty (20) days of vacation in any given fiscal year, Executive shall be entitled to accrue and carry over up to ten (10) days paid vacation time into the next subsequent fiscal year and will expire at the end of such one (1) year period. The amount of vacation to which Executive is entitled shall be prorated for any partial fiscal year during the Term. Executive shall also be entitled to sick leave according to the sick leave policy which the Company may adopt from time to time.

4.          INDEMNIFICATION. In connection with the execution and delivery of this Agreement, the Company and Executive shall enter into an Indemnification Agreement in the form approved by the Board for its officers and directors.

5.          TERMINATION.

(a)          EVENTS OF TERMINATION. This Agreement shall terminate on the earliest to occur of the following events:

(i) the expiration of the Term;

(ii) the mutual agreement of the Company and Executive;

(iii) the voluntary termination by Executive other than with Good Reason (as defined herein);

(iv) the termination by Executive with Good Reason;

(v) the death of Executive;

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(vi) Executive is unable to substantially perform the essential functions of bis job. with or without reasonable accommodation, as contemplated by Section 1 of this Agreement, by reason of a physical or mental illness or other condition, on a full-time basis for a period of ninety (90) days in any one year (“Disability”); or

(vii) the termination of Executive by the Company for “Cause” (as defined herein) upon giving written notice to Executive

For the purposes hereof, “Cause” shall mean (a) the willful and continual failure by Executive to perform the duties or obligations of his employment with the Company or to carry out the reasonable and lawful directives of the Board (which directives are consistent with Executive’s position as CFO); provided such failure remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; (b) Executive’s indictment for any crime which constitutes a felony involving fraud, intentional or reckless dishonesty, misappropriation or embezzlement (other than any such crime involving the Company or any of its affiliates); (c) any act of fraud, dishonesty, misappropriation or embezzlement involving the Company or any of its affiliates; (d) use of alcohol or illegal drugs such as to interfere with the performance of Executive’s obligations hereunder or a violation of the Company’s policy against sexual or other prohibited harassment; (e) the indictment of Executive for any crime involving an act of moral turpitude; (f) any breach by Executive of the provisions of his Confidentiality Agreement (as defined below) or a material breach of this Agreement or any other written agreement between the Company and Executive which failure remains uncured for a period of thirty (30) days after written notice describing the same is given to Executive; or (g) any attempt by the Executive to improperly secure any personal profit in connection with the business of the Company or any of its affiliates.

For purposes of this Agreement, “Good Reason” shall mean any of the following without the Executive’s prior written consent: (a) the loss of any material duties or authority by Executive; (b) a material breach by the Company of any other material agreement with the Executive; (c) the relocation of Executive’s principal required place of work outside of the New Jersey, (d) the liquidation, dissolution, merger, consolidation or reorganization of the Company or sale of all or a significant portion of its business and/or assets, unless the successor or successors shall have assumed all duties and obligations of the Company under this Agreement or (e) a reduction in Executive’s then-applicable Base Salary and benefits as set forth herein unless (I) the Company determines in its sole discretion that the failure to reduce salaries would jeopardize the financial future of the Company and (2) a general reduction that reduces salaries for all other executives of the Company is implemented; provided, however, the Executives Severance Payment calculation shall be based upon his highest base salary; provided further, however, that Good Reason shall not exist unless: (A) the Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice; and (C) any Executive’s termination of employment for Good Reason must take place within ninety (90) days following the Company’s failure to cure such conditions constituting Good Reason.

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Notwithstanding any other provision contained herein, the Company shall have the right to terminate the agreement and Executive’s employment without Cause, and Executive’s remedies hereunder in the event of such termination shall be limited to the Severance Payments set forth in Section 6 hereof.

(b)          TERMINATION FOR CAUSE, VOLUNTARY TERMINATION BY EXECUTIVE WITHOUT GOOD REASON, TERMINATION DUE TO DEATH OR DISABILITY. If Executive’s employment is terminated prior to the expiration of the Term for Cause or if Executive’s employment is terminated as set forth in Section 5(a)(ii), (lii), (v) or (vi) hereof Executive shall NOT be entitled to receive any Severance Payments (as defined in Section 6 below) and will only be entitled to receive any accrued but unpaid portion of the applicable Base Salary, accrued unused vacation and unpaid expenses that have been earned by the Executive or accrued as the date of such termination.

(c)          TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY EXECUTIVE WITH GOOD REASON. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Severance Payments described in Section 6 hereof, provided that Executive signs a general release in favor of the Company.

(d)          INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably requires by the insurance companies to which application is made pursuant to such insurance. Executive agrees that he shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on the Executive’s life.

6.          SEVERANCE PAYMENT.

(a)          If the Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason, Executive shall be entitled to receive, in addition to the applicable Base Salary through the date of termination plus any accrued but unused vacation time and unpaid expenses, the following amounts described below in (i) and (ii) (the “Severance Payments”):

(i)          salary continuation for a period equal to the applicable period as set forth below (the “Severance Period”), at the applicable Base Salary rate then in effect, as determined on the first day of the calendar month immediately preceding the day of termination, to be paid in accordance with the Company’s normal payroll practices as soon as practicable following the date the Release Condition (defined below) is satisfied, but in no event later than 30 days following such date, with the first payment to be a “catch-up” for missed payments retroactive to the first day of the month following such date of termination: and

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(ii)         during the Severance Period, if Executive elects to continue to receive group health insurance coverage under the Company’s group health plan pursuant to COBRA, the Company will reimburse Executive for such monthly COBRA premiums (such monthly payments being the “COBRA Amount”), provided Executive provides the Company with adequate documentation of his payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage Executive and his dependents (if applicable) had immediately prior to the termination of his employment with the Company. In the event that Executive does not elect COBRA coverage within 90 days of his termination of employment with the Company, Executive subsequently become ineligible for continued COBRA coverage, or Executive fails to provide the Company with adequate documentation of his payment of such COBRA premiums, the Company shall no longer be obligated to pay the COBRA Amount.

(b)          The payment of any Severance Payments due Executive following the termination of his employment will be contingent upon Executive’s execution and non-revocation of a general release of claims in form and substance acceptable to the Company (the “Release Condition”). No Severance Payments due Executive following the termination of his employment will be paid until such release has become final and binding upon him; provided that in the event that the period of time Executive has to consider and/or revoke such release falls into two calendar years, the Company will begin paying the Severance Payments as soon as practicable in the later calendar year.

(c)          For purposes of this Agreement, the length of the Severance Period shall be determined as follows:

Length of Term Prior	Length of

to Termination of Employment	Severance Period

At least one month and less than three months	one month

At least three months but less than six months	three months

At least six months but less than one year	six months

At least one year	12 months

(d)          If Severance Payments are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Payments payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company

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7.          RESTRICTIVE COVENANTS. Simultaneously herewith, and as a condition to Executive’s employment by the Company, Executive shall execute and deliver to the Company the Employee Non-Disclosure and Invention Assignment Agreement, (the “Confidentiality Agreement”) in the form attached hereto as Exhibit B.

8.          NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

If to Executive:	Mark J. Rosenblum
c/o Edwards Wildman Palmer, LLP
2800 Financial Plaza
Providence, RI 02903
Attn: Douglas G. Gray, Esq.
Fax: (888) 325-9018

E-Mail: dgray@edwardswildman.com

If to the Company:
Urigen Pharmaceuticals, Inc.
501 Silverside Road PMB #95
Wilmington, DE 19809

Fax:

E-Mail: Dan@bioensemble.com

Attention: Chief Executive Officer

or to such other address, e-mail address or fax number as either party may from time to time designate in writing to the other.

9.          ENTIRE AGREEMENT. This Agreement, together with the Option Agreement; the Award Agreement, the Confidentiality Agreement and the Plan, constitute the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

10.         GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement and the rights and duties of the parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of New Jersey without regard to conflicts of laws provisions. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or Federal court having proper jurisdiction within the State of New Jersey. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum. THE COMPANY AND EXECUTIVE KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES.

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11.         ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be- assignable without written permission of the other party.

12.         SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of New Jersey or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties as expressed in any provision held to be void or ineffective and shall be given such full force and effect as may he permitted by law.

13.         SURVIVAL. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under the Confidentiality Agreement shall survive the termination of this Agreement.

14.         DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in New Jersey and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of New Jersey or in the United States District Court for the District of New Jersey, in each case to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

15.         WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

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16.         HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

17.         EXECUTION. This Agreement may be executed and delivered (including by facsimile transmission or electronic scan [pdf]) by the parties hereto in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

18.         SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. A termination of Executive’s employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Executive’s “separation from service” Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Executive’s “separation from service”. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

URIGEN PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Dan Vickery
Name: Dan Vickery
Title: Chairman

Executive:
/s/ Mark J. Roseblum
Mark J. Roseblum

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